Pricing Supplement dated September 19, 2018 (To the Prospectus dated March 30, 2018 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$714,000 Phoenix AutoCallable Notes due September 22, 2022 Linked to the Least Performing of Three Equity Securities Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 19, 2018
Issue Date:	September 26, 2018
Final Valuation Date:*	September 19, 2022
Maturity Date:*	September 22, 2022
Reference Assets:

The American depositary shares of Alibaba Group Holding Limited (“Alibaba”), the common stock of The Boeing Company (“Boeing”) and the common stock of Gilead Sciences, Inc. (“Gilead”), as set forth in the following table:

	Reference Asset	Bloomberg Ticker	Initial Value	Coupon Barrier Value	Barrier Value
	Alibaba	BABA UN <Equity>	$162.63	$105.71	$97.58
	Boeing	BA UN <Equity>	$365.22	$237.39	$219.13
	Gilead	GILD UW <Equity>	$73.88	$48.02	$44.33

Each of the securities noted above are referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Automatic Call:

If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Value payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:

▪                   If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                   If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not automatically called prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	2.65%	97.35%
Total	$714,000	$714,000	$18,621	$695,379

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $973.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $940.50 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–3 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 2.65% of the principal amount of the Notes, or up to $26.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The per Note agent’s commission and proceeds to Issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s commission per Note of 2.65%. The total agent’s commission and total proceeds to issuer shown above give effect to the actual amount of the variable Agent’s commission.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$12.50 per $1,000 principal amount Note, which is 1.25% of the principal amount per Note (based on a 15.00% per annum rate (the “Contingent Coupon Rate”))

If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Observation Dates:*	The 19th calendar day of each month during the term of the Notes, beginning in October 2018; provided that the final Observation Date will be the Final Valuation Date
Call Valuation Dates:*	The Observation Dates scheduled to occur in each March, June, September and December during the term of the Notes, beginning in March 2019 and ending in and including June 2022
Call Settlement Date:	The Contingent Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as noted in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 65.00% of its Initial Value (rounded to the nearest cent), as noted in the table above
Barrier Value:	With respect to each Reference Asset, 60.00% of its Initial Value (rounded to the nearest cent), as noted in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Value:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date

Reference Asset Return:	With respect to each Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:

The term “Closing Value” means the closing price of the applicable Reference Asset as further described under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746XQZ9 / US06746XQZ95

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:
https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•     You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•     You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to Contingent Coupons, if any, paid on the Notes.

•     You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

•     You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates or below its Barrier Value on the Final Valuation Date.

•     You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

•     You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of only one Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Closing Value of only one Reference Asset is less than its Barrier Value.

•     You understand and accept the risk that, if the Notes are not automatically called prior to scheduled maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

•     You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

•     You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Assets, nor will you have any voting rights with respect to the issuers of each Reference Asset.

•     You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•     You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

•     You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•     You are willing to assume our credit risk for all payments on the Notes.

•     You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•     You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•     You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to Contingent Coupons, if any, paid on the Notes.

•     You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

•     You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on one or more Observation Dates and/or the Final Value of at least one Reference Asset is less than its Barrier Value.

•     You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

•     You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

•     You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of any Reference Assets.

•     You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•     You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

•     You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•     You are unwilling or unable to assume our credit risk for all payments on the Notes.

•     You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Coupon Barrier Value for each Reference Asset: 65.00 (65.00% of the hypothetical Initial Value set forth above)*

*            The hypothetical Initial Value of 100.00 and the hypothetical Coupon Barrier Value of 65.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value and Coupon Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Value of each Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
Alibaba	95.00
Boeing	105.00
Gilead	140.00

Because the Closing Value of each Reference Asset is greater than its respective Coupon Barrier Value, you will receive a Contingent Coupon of $12.50 (1.25% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The Closing Value of at least one Reference is greater than its Coupon Barrier Value on the relevant Observation Date, and the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
Alibaba	150.00
Boeing	45.00
Gilead	80.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Value of each Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.

Reference Asset	Closing Value on Relevant Observation Date
Alibaba	45.00
Boeing	50.00
Gilead	60.00

Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of any Reference Asset is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Value of at least one Reference Asset is below its Initial Value on the relevant Observation Date, the Notes will not be automatically called on such date if such date were a Call Valuation Date. The Notes will be automatically called only if the Closing Value of each Reference Asset on a Call Valuation Date is greater than or equal to its respective Initial Value.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of Any Reference Asset Less Than its Initial Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	The Notes may not be called on any of the first two Observation Dates	$0.00
2	No		$12.50
3 (First Call Valuation Date)	No	No	$1,012.50

Because the Closing Value of each Reference Asset on the first Call Valuation Date is greater than or equal to its Initial Value, the Notes are automatically called and you will receive the Redemption Value on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.50%.

Example 2: The Notes are automatically called on the third Call Valuation Date.

Observation Date	Is the Closing Value of Any Reference Asset Less Than its Coupon Barrier Value?	Is the Closing Value of Any Reference Asset Less Than its Initial Value?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes	The Notes may not be called on any of the first two Observation Dates	$0.00
2	No		$12.50
3 (First Call Valuation Date)	Yes	Yes	$0.00
4	No	Yes	$12.50
5	Yes	Yes	$0.00
6 (Second Call Valuation Date)	No	Yes	$12.50
7	No	Yes	$12.50
8	Yes	Yes	$0.00
9 (Third Call Valuation Date)	No	No	$1,012.50

Because the Closing Value of each Reference Asset on the third Call Valuation Date is greater than or equal to its Initial Value, the Notes are automatically called, and you will receive the Redemption Value on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 6.25%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*.

▪                  Hypothetical Coupon Barrier Value for each Reference Asset: 65.00 (65.00% of the hypothetical Initial Value set forth above)*

▪                  Hypothetical Barrier Value for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Value set forth above)*

▪                  You hold the Notes to maturity and the Notes are NOT automatically called prior to scheduled maturity.

*            The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 65.00 and the hypothetical Barrier Value of 60.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Coupon Barrier Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value			Reference Asset Return
Alibaba	Boeing	Gilead	Alibaba	Boeing	Gilead	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
155.00	175.00	150.00	55.00%	75.00%	50.00%	50.00%	$1,000.00
140.00	145.00	150.00	40.00%	45.00%	50.00%	40.00%	$1,000.00
135.00	140.00	130.00	35.00%	40.00%	30.00%	30.00%	$1,000.00
120.00	125.00	140.00	20.00%	25.00%	40.00%	20.00%	$1,000.00
112.00	150.00	110.00	12.00%	50.00%	10.00%	10.00%	$1,000.00
100.00	110.00	130.00	0.00%	10.00%	30.00%	0.00%	$1,000.00
90.00	95.00	130.00	-10.00%	-5.00%	30.00%	-10.00%	$1,000.00
80.00	102.00	120.00	-20.00%	2.00%	20.00%	-20.00%	$1,000.00
80.00	145.00	70.00	-20.00%	45.00%	-30.00%	-30.00%	$1,000.00
90.00	60.00	95.00	-10.00%	-40.00%	-5.00%	-40.00%	$1,000.00
50.00	160.00	105.00	-50.00%	60.00%	5.00%	-50.00%	$500.00
90.00	40.00	150.00	-10.00%	-60.00%	50.00%	-60.00%	$400.00
140.00	40.00	30.00	40.00%	-60.00%	-70.00%	-70.00%	$300.00
20.00	55.00	50.00	-80.00%	-45.00%	-50.00%	-80.00%	$200.00
50.00	10.00	80.00	-50.00%	-90.00%	-20.00%	-90.00%	$100.00
0.00	105.00	102.00	-100.00%	5.00%	2.00%	-100.00%	$0.00
** per $1,000 principal amount Note, and excluding the final Contingent Coupon that may be payable on the Maturity Date.

Example 1: The Final Value of Alibaba is 112.00, the Final Value of Boeing is 150.00 and the Final Value of Gilead is 110.00.

Because Gilead has the lowest Reference Asset Return, Gilead is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Value of Alibaba is 60.00, the Final Value of Boeing is 102.00 and the Final Value of Gilead is 120.00.

Because Alibaba has the lowest Reference Asset Return, Alibaba is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold; however, because the Final Value of the Least Performing Reference Asset is below its Coupon Barrier Value, you will not receive the Contingent Coupon that would be payable on the Maturity Date.

Example 3: The Final Value of Alibaba is 90.00, the Final Value of Boeing is 40.00 and the Final Value of Gilead is 150.00.

Because Boeing has the lowest Reference Asset Return, Boeing is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Value of Alibaba is 140.00, the Final Value of Boeing is 40.00 and the Final Value of Gilead is 30.00.

Because Gilead has the lowest Reference Asset Return, Gilead is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that, if the Notes are not automatically called prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Final Value of any other Reference Assets being higher than the Final Value of the Least Performing Reference Asset.

If the Notes are not automatically called prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value, and you will lose some or all of your principal. You may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•                  Potential Return Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset—The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of any or all of the Reference Assets. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Closing Value of each Reference Asset has been greater than or equal to the Coupon Barrier Value prior to maturity or an Automatic Call. Further, if the Notes are subject to an Automatic Call, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the third Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, if the Final Value of any Reference Asset is less than its Barrier Value, you will be subject to the full decline in the price of the Least Performing Reference Asset from its Initial Value even though you have no opportunity under the terms of the Notes to participate in the appreciation of any Reference Asset.

•                  You May Not Receive any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                 Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset—The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Coupon Barrier Value on any Observation Date or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive Contingent Coupon and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict the correlation among the Reference Assets over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.  Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•                  You Are Exposed to the Market Risk of Each Reference Asset—Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of the other Reference Assets. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

•                  The Notes Are Subject to Volatility Risk— Volatility is a measure of the degree of variation in the price of a Reference Asset over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier Value and the Barrier Value, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier Value and/or a lower Barrier Value as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier Value or Barrier Value does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Reference Asset and the potential loss of a significant portion or all of your principal at maturity.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Call Valuation Date is greater than or equal to its Initial Value. Accordingly, the term of the Notes may be as short as approximately six months.

The Redemption Value that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically called. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If the Notes are not Automatically Called Prior to Scheduled Maturity, the Payment at Maturity, If Any, is Based Solely on the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called prior to scheduled maturity, the Final Values (and resulting Reference Asset Returns) of the Reference Assets will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date, and your payment at maturity, if any, will be determined based solely on the Final Value of the Least Performing Reference Asset. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes, if any, may be significantly less than it would have been had it been linked to the value of such Reference Asset at any time prior to such drop. If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will lose some or all of the principal amount of your Notes. Your losses will not be offset in any way by virtue of the Final Value of any other Reference Asset being higher than the Final Value of the Least Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Owning the Notes is Not the Same as Owning Any of the Reference Assets—The return on your Notes may not reflect the return you would realize if you actually owned the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•                  Single Equity Risk—The value of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•                  Risks Associated with Non-U.S. Companies — An investment linked to the value of securities issued by non-U.S. companies, such as the American depositary shares representing the ordinary shares of Alibaba Group Holding Limited, which are issued by a company incorporated under the laws of the Cayman Islands with its principal executive office located in Hong Kong and primary operations located in China, involves risks associated with such countries of organization and operation. The prices of such company’s securities may be affected by political, economic, financial and social factors in such countries, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

•                  There are Important Differences between the American Depositary Shares and the Ordinary Shares of Alibaba Group Holding Limited — You should be aware that your return on the Notes is linked to the price of American depositary shares representing the ordinary shares of Alibaba Group Holding Limited and not the underlying ordinary shares of Alibaba Group Holding Limited. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. Each American depositary share is a security evidenced by American depositary receipts, one of which represents one ordinary share of Alibaba Group Holding Limited. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the relevant non-U.S. issuer and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of its ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of Alibaba Group Holding Limited may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes.

•                  Emerging Markets Risk — An investment such as the Notes linked to securities issued by companies that are organized in or do all or a substantial portion of their business in emerging markets, such Alibaba, involves many risks beyond those involved in an investment linked to securities issued by companies that are organized in or do business primarily in developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                 The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market value of, dividend rate on and expected volatility of the Reference Assets;

o                correlation (or lack of correlation) of the Reference Assets;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act,” and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act,” are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Reference Asset can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the SEC filings of any Reference Asset or any other publicly available information regarding any Reference Asset.

We obtained the historical trading price information with respect to each Reference Asset set forth below from Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Alibaba Group Holding Limited

According to publicly available information, Alibaba is a Cayman Islands company, conducting its business in China through its subsidiaries and variable interest entities. Its businesses consist of core commerce, cloud computing, digital media and entertainment, and other service offerings.

Information filed by Alibaba with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–36614, or its CIK Code: 0001047469. The American depositary shares of Alibaba are listed on the New York Stock Exchange under the ticker symbol “BABA.”

Historical Performance of the American Depositary Shares of Alibaba

The following table sets forth the high and low daily Closing Values, as well as end-of-quarter Closing Values, of the American depositary shares of Alibaba during the periods indicated below. The graph below sets forth the historical performance of Alibaba based on the daily Closing Values from September 18, 2014 through September 19, 2018. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
September 30, 2014	93.89	68.00	88.85
December 31, 2014	119.15	84.95	103.94
March 31, 2015	105.03	81.58	83.24
June 30, 2015	93.88	79.54	82.27
September 30, 2015	84.15	57.39	58.97
December 31, 2015	85.40	58.87	81.27
March 31, 2016	79.03	60.57	79.03
June 30, 2016	82.00	74.23	79.53
September 30, 2016	109.36	78.64	105.79
December 31, 2016	108.41	86.79	87.81
March 31, 2017	109.51	88.60	107.83
June 30, 2017	143.95	107.44	140.90
September 30, 2017	180.07	140.99	172.71
December 31, 2017	191.19	168.96	172.43
March 31, 2018	205.22	173.70	183.54
June 30, 2018	210.86	167.52	185.53
September 19, 2018*	197.98	156.36	162.63

* For the period beginning on July 1, 2018 and ending on September 19, 2018

Historical Performance of the American Depositary Shares of Alibaba Group Holding Limited

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Boeing Company

According to publicly available information, Boeing is one of the world’s major aerospace firms.

Information filed by Boeing with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–00442, or its CIK Code: 0000012927. The common stock of Boeing is listed on the New York Stock Exchange under the ticker symbol “BA.”

Historical Performance of the Common Stock of Boeing

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Boeing during the periods indicated below. The graph below sets forth the historical performance of Boeing based on the daily Closing Prices from January 1, 2013 through September 19, 2018. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	86.62	73.65	85.85
June 30, 2013	104.08	84.09	102.44
September 30, 2013	119.38	101.47	117.50
December 31, 2013	138.36	114.47	136.49
March 31, 2014	144.37	121.40	125.49
June 30, 2014	138.25	122.07	127.23
September 30, 2014	129.74	118.34	127.38
December 31, 2014	134.81	120.19	129.98
March 31, 2015	158.31	127.53	150.08
June 30, 2015	154.38	138.72	138.72
September 30, 2015	148.49	125.49	130.95
December 31, 2015	149.40	130.61	144.59
March 31, 2016	141.07	108.44	126.94
June 30, 2016	137.08	122.70	129.87
September 30, 2016	135.96	126.70	131.74
December 31, 2016	157.81	132.25	155.68
March 31, 2017	183.91	156.97	176.86
June 30, 2017	202.23	175.62	197.75
September 30, 2017	256.45	198.59	254.21
December 31, 2017	297.90	255.46	294.91
March 31, 2018	364.64	296.67	327.88
June 30, 2018	371.56	322.44	335.51
September 19, 2018*	365.22	331.76	365.22

* For the period beginning on July 1, 2018 and ending on September 19, 2018

Historical Performance of the Common Stock of The Boeing Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Gilead Sciences, Inc.

According to publicly available information, Gilead is a research-based biopharmaceutical company that discovers, develops and commercializes medicines.

Information filed by Gilead with the SEC under the Exchange Act can be located by reference to its SEC file number: 000–19731, or its CIK Code: 0000882095. The common stock of Gilead is listed on the Nasdaq Global Select Market under the ticker symbol “GILD.”

Historical Performance of the Common Stock of Gilead

The following table sets forth the high and low daily Closing Values, as well as end-of-quarter Closing Values, of the common stock of Gilead during the periods indicated below. The graph below sets forth the historical performance of Gilead based on the daily Closing Values from January 1, 2013 through September 19, 2018. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	48.94	37.48	48.94
June 30, 2013	56.47	47.20	51.27
September 30, 2013	64.32	51.66	62.87
December 31, 2013	75.20	58.90	75.10
March 31, 2014	83.95	68.55	70.86
June 30, 2014	83.02	65.48	82.91
September 30, 2014	109.43	85.07	106.45
December 31, 2014	114.22	89.45	94.26
March 31, 2015	107.18	94.91	98.13
June 30, 2015	122.21	97.72	117.08
September 30, 2015	119.60	94.80	98.19
December 31, 2015	110.96	97.54	101.19
March 31, 2016	100.30	82.71	91.86
June 30, 2016	102.29	78.25	83.42
September 30, 2016	88.55	76.89	79.12
December 31, 2016	78.47	71.61	71.61
March 31, 2017	76.38	65.59	67.92
June 30, 2017	71.92	64.12	70.78
September 30, 2017	85.47	69.25	81.02
December 31, 2017	83.52	71.15	71.64
March 31, 2018	88.80	72.84	75.39
June 30, 2018	75.68	64.88	70.84
September 19, 2018*	78.92	71.28	73.88

* For the period beginning on July 1, 2018 and ending on September 19, 2018

Historical Performance of the Common Stock of Gilead Sciences, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the fifth business day following the Initial Valuation Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.